Exhibit 99.1

Veridien Corporation

Press Release

August 16, 2004

Veridien Profitable For Second Consecutive Quarter; Third Quarter Revenues Projected To Be Approximately $700,000

St. Petersburg, FL, Veridien Corporation (OTCBB:VRDE) announces profit in the second quarter 2004 is $91,031 compared to a loss of $239,217 for the same period last year.

Profit year to date 2004 is $480,791 compared to a loss of $472,917 for the first six months of 2003, a net improvement of $953,708.

Veridien has contracts and orders in hand for more than $700,000, the bulk of which is expected to be delivered in Q3 with new and continuing orders expected through Q4 and into 2005 and onward.

Shelley Fenton, CEO and President, said, “We are pleased with the direction and growing demand for our products and services. Our relationships with strong national and multi-national companies is helping to direct favorable consideration to Veridien’s patented infection control products in the marketplace.”

     About Veridien:

     Veridien Corporation is a Health Care and Anti-Infectives Company focusing on Infection Control and other Healthy Lifestyle products. Veridien has developed patented and unique products including surface disinfectants, antiseptic hand cleansers, instrument presoak, and sun protectant products. The flagship product, Viraguard® Hospital Disinfectant/Cleaner and Instrument Presoak is a skin friendly, patented, U.S. — EPA and Health Canada registered, surface disinfectant. Viraguard® Antiseptic Hand Gel, Viraguard® Antiseptic Hand Spray and Viraguard® Antiseptic Hand Wipes are U.S. — FDA and Health Canada drug listed products utilizing Veridien’s patented Virahol® formulation.

     About Veridien’s investment in future technology:

     Veridien is developing new patented products in concert with Mycosol, Inc., a company in which Veridien has invested and has the right to acquire majority ownership interest. Mycosol is a development-stage chemical and pharmaceutical company based in the Research Triangle Park area of North Carolina. The Company is developing a proprietary, low cost platform technology with the objective being to safely and effectively treat and prevent microbial-induced and microbial-exacerbated problems. Mycosol’s proprietary multi-active compound has demonstrated potent anti-mold, anti-fungal, anti-bacterial, anti-inflammatory, and anti-allergic properties. Using this ‘core technology’ platform, a library of over 1,500 known analogs and 5 patents pending, Mycosol believes that a broad portfolio of products can be developed for many medical, industrial, veterinary and agricultural applications.

     Look for Veridien at http://veridien.com

     Look for Mycosol at http://www.mycosol.com

     Special Note: Forward-looking statements in this press release are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, market acceptance of, and demand for, the Company’s products, manufacturing, development and distributor issues, product pricing, competition, funding availability, technological changes and other risks not identified herein. The Company disclaims any intent or obligation to update any forward-looking statements.

     “Healthy Living is an Adventure — Let Veridien Guide You”

CONTACT: Veridien Corporation
Cheryl Ballou, 727-576-1600
cballou@veridien.com

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